EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT :

1/15/04	Investors :	Mary Healy, 630-623-6429
	Media	Anna Rozenich, 630-623-7316

McDONALD'S REPORTS RECORD DECEMBER AND FOURTH QUARTER 2003
SALES AND PRELIMINARY FOURTH QUARTER EPS

Global results reflect positive December and Fourth Quarter comparable sales for all geographic segments
U.S. Comparable Sales Up 12.2% in December – 4 th consecutive double-digit monthly increase
Europe Comparable Sales Up 2.3% in December – 3 rd consecutive monthly increase

OAK BROOK, IL – McDonald's Corporation announced today that global Systemwide sales for McDonald's restaurants increased 17.1% in December and 16.6% for the fourth quarter compared with the same periods in the prior year. In constant currencies, this increase was 9.1% and 9.3% for the month and quarter, respectively. Comparable sales for McDonald's restaurants increased 7.3% for the month and 7.4% for the quarter.

Jim Cantalupo, McDonald's Chairman and Chief Executive Officer, said, "Throughout 2003, we worked to increase our relevance to customers around the world by enhancing our restaurant experience, food taste, menu variety, and leadership marketing. The comparable sales increases achieved by each of our geographic segments indicate that our actions are beginning to pay off. Our strong fourth quarter sales performance was led by the U.S., which benefited from ongoing service, value and menu initiatives, as well as our reinvigorated marketing approach. December results for the U.S. also reflected positive customer response to the introduction of Chicken McNuggets made with white meat.

"In Europe, we are also beginning to see results from our well received menu initiatives, strong value programs, and popular Happy Meal offerings.

Cantalupo added, "We still have much to do, but it is encouraging to end the year with such strong sales and profit momentum. As we move into 2004, we will continue to revitalize our business, building upon the solid foundation established in 2003."

Including net charges, fourth quarter diluted earnings per share are expected to be about $0.10. As previously announced, the Company expects to record net after-tax charges of $0.25 per share in the fourth quarter related to:

The sale of Donatos Pizzeria,
The closing of Donatos and Boston Market restaurants outside the U.S.,
The exit from a domestic joint venture with Fazoli's,
McDonald's Japan's revitalization plan actions,
Goodwill and asset impairment charges, primarily in Latin America, and
A favorable adjustment to the 2002 charge for restaurant closings primarily related to about 85 fewer closings than originally anticipated.

Additional details regarding fourth quarter earnings will be available when the Company releases full year 2003 results on Monday, January 26.

Percent Inc/(Dec)	Comparable Sales*	Systemwide Sales*

		As	Constant
Month ended December 31, 2003		Reported	Currency**

McDonald's Restaurants***	7.3	17.1	9.1
Major Segments:
U.S.	12.2	14.0	n/a
Europe	2.3	21.4	3.8
Asia/Pacific, Middle East & Africa	1.9	15.0	1.8

Quarter ended December 31, 2003
McDonald's Restaurants***	7.4	16.6	9.3
Major Segments:
U.S.	12.5	14.6	n/a
Europe	2.1	20.2	4.1
Asia/Pacific, Middle East & Africa	1.9	14.6	2.2

Year ended December 31, 2003
McDonald's Restaurants***	2.4	10.6	4.9
Major Segments:
U.S.	6.4	8.9	n/a
Europe	(0.9)	18.1	1.8
Asia/Pacific, Middle East & Africa	(4.2)	5.7	(2.2)

*
Systemwide sales represents sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Comparable sales represent the percent change in constant currency sales from the same period in the prior year for all Systemwide restaurants in operation at least thirteen months. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum payments. Comparable sales information is reviewed by management to assess business trends in the Brand McDonald's business.

**
Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

***	Excludes non-McDonald's Brands

n/a	Not applicable

Related Communications

McDonald's will issue its fourth quarter and year-end earnings for 2003 on Monday, January 26, 2004, after market hours. The company will host an investor webcast at 9:00 a.m. Central Time on Tuesday, January 27, 2004. A link to the webcast will be posted on www.investor.mcdonalds.com by January 20.

More than 30,000 local McDonald's restaurants serve 47 million customers each day in more than 100 countries. Please visit our newly designed website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements

Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: effectiveness of operating initiatives; success in advertising and promotional efforts; changes in global and local business and economic conditions, including their impact on consumer confidence; fluctuations in currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets, including the effects of war and terrorist activities; competition, including pricing and marketing initiatives and new product offerings by the Company's competitors; consumer preferences or perceptions concerning the Company's product offerings; spending patterns and demographic trends; availability of qualified restaurant personnel; severe weather conditions; existence of positive or negative publicity regarding the Company or its industry generally; effects of legal claims; cost and deployment of capital; changes in future effective tax rates; changes in governmental regulations; and changes in applicable accounting policies and practices. The foregoing list of important factors is not all-inclusive.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.